Exhibit 99.1

Investor Relations

Bruce Lancaster / CEO & CFO

NEWS RELEASE

O.I. Corporation Announces Final Results of Tender Offer

and Cash Dividend

College Station, Texas-August 17, 2007-O.I. Corporation (NASDAQ: OICO) announced today the final results of its modified "Dutch Auction" self-tender offer, which expired at 5:00 p.m., New York City time, on Monday, August 6, 2007.

The Company has accepted for purchase 301,080 shares, or approximately 10.3%, of its currently outstanding common stock at a purchase price of $14.50 per share, for an aggregate cost of $4,365,660 million. Of the shares to be purchased, 300,000 represent shares selected as a result of the proration process and the 1,080 additional shares represent shares that would otherwise constitute new 'odd lots' after the proration process and will thus be purchased by the Company.

Based on the final count from the depositary for the tender offer (and excluding any conditional tenders that were not accepted due to the specified condition not being satisfied), 508,794 shares of common stock were properly tendered and not withdrawn at prices at or below $14.50 per share. The final results represent a proration factor equal to approximately 58.7%. In accordance with the terms of the tender offer, proration for each holder that properly tendered and did not withdraw will be the product of the number of shares tendered by such holder multiplied by the proration factor, subject to the 'odd lot' priority and conditional tenders.

The depositary for the tender offer will promptly issue payment for the shares validly tendered and accepted for purchase under the tender offer. Shares not accepted for purchase will be returned promptly to holders without charge. Shareholders and investors who have questions or need information about the tender offer may contact D.F. King & Co., Inc. at 1-800-659-5550.

The Company also announced today that its Board of Directors has declared a quarterly cash dividend of $0.05 per common share payable on September 12, 2007, to shareholders of record at the close of business on August 28, 2007.

O.I. Corporation, dba OI Analytical, provides innovative products used for chemical analysis. The Company develops, manufactures, sells, and services analytical instrumentation that detects, measures, analyzes, and monitors chemicals in liquids, solids, and gases. The Company provides products used to digest, extract, and separate components of chemical mixtures. The Company provides application-specific solutions for the environmental, defense, pharmaceutical, food, beverage, petrochemical, chemical, semiconductor, power generation, and HVAC industries. Headquartered in College Station, Texas, the Company's products are sold worldwide by direct sales, independent sales representatives, and distributors.

This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

Visit the Company's worldwide web site at:

http://www.oico.com